CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Eric Boyriven, Bob Joyce
(212) 850-5600

FOR IMMEDIATE RELEASE

Interface Commences Private Exchange Offer for 10.375% Senior Notes Due 2010

Atlanta, Georgia, November 25, 2008 – Interface, Inc. (NASDAQ: IFSIA), the world’s largest manufacturer of modular carpet, today announced the commencement of a private exchange offer relating to the $152,588,000 aggregate principal amount of outstanding 10.375% Senior Notes due 2010 (CUSIP 458665AG1).

Interface is offering to exchange, in a private placement, $306 in cash (including a $20 consent payment) and $700 in principal amount of new replacement 13.5% Senior Notes due 2012 for each $1,000 principal amount of the 2010 notes. The terms of the replacement notes will be substantially similar to the terms of the 2010 notes, other than interest rate and maturity. In conjunction with the exchange offer, Interface also is soliciting consents to a proposed amendment to the indenture governing the 2010 notes. Each holder of 2010 notes that gives a valid consent on or prior to the consent payment deadline, 5:00 p.m. New York City time on December 9, 2008 (unless extended), and does not withdraw such holder's 2010 notes tendered in the exchange offer, will receive the $20 consent payment for each $1,000 principal amount of 2010 notes with respect to which a consent is given. Holders that tender their 2010 notes will be required to consent to the proposed amendment.

The exchange offer will be subject to customary conditions, as well as the receipt of more than $76,294,000 in aggregate principal amount of the 2010 notes. The proposed amendment will require the receipt of consents from a majority in aggregate principal amount outstanding of the 2010 notes.

The exchange offer will terminate at Midnight, New York City time on December 23, 2008 (unless extended). Tenders of the 2010 notes may be withdrawn at any time prior to 5:00 p.m. New York City Time on December 9, 2008.

The offering of the replacement notes in the exchange offer is being made only to qualified institutional buyers and certain non-U.S. investors located outside the United States (“eligible holders”). The exchange offer will be made by delivery to such persons of a confidential offering memorandum and related materials. This announcement is neither an offer to sell nor a solicitation of an offer to buy the replacement notes.

The replacement notes will not be initially registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, and will therefore be subject to substantial restrictions on transfer.

Interface, Inc. is the world's largest manufacturer of modular carpet, which it markets under the InterfaceFLOR®, FLOR™, Heuga® and Bentley Prince Street® brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 2008 and Annual Report on Form 10-K for the fiscal year ended December 30, 2007, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “The recent worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” "We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.